Exhibit 99.3

Pro Forma Information

The following unaudited pro forma summary presents consolidated financial information as if Hawk Designs, Inc. had been acquired on November 2, 2013. The unaudited pro forma financial information is based on historical results of operations and financial position of the Company and Hawk Designs, Inc. The pro forma results include adjustments for the impact of a preliminary allocation of the purchase price debt that would have been incurred in connection with the acquisition. The unaudited pro forma financial information does not necessarily represent the results that would have occurred had the acquisition occurred on November 2, 2013. In addition, the unaudited pro forma information should not be deemed to be indicative of future results.

	Cherokee	Hawk Designs	Adjustments	Cherokee
	November 2, 2013	October 31, 2013 (3)	November 2, 2013	November 2, 2013
Assets
Current assets:
Receivables	6,131	1,770	—	7,901
Other current assets	3,875	—	—	3,875
Total current assets	10,006	1,770	—	11,776
Trademarks, net	21,930	658	(1) 18,342	40,930
Other assets	3,475	—	—	3,475
Total assets	$35,411	$2,428	$18,342	$56,181
Liabilities
Current liabilities:
Accounts payable and other accrued payables	$1,428	$367	$—	$1,795
Short term debt	3,527	—	(2) 3,483	7,010
Other current liabilities	1,403	—	—	1,403
Total current liabilities	6,358	367	3,483	10,208
Long term debt	10,583	—	(2) 15,517	26,100
Other long term liabilities	1,517	—	—	1,517
Total long term liabilities	12,100	—	15,517	27,617
Total liabilities	18,458	367	(2) 19,000	37,825
Total equity	16,953	2,061	(658)	18,356
Total liabilities and equity	$35,411	$2,428	$18,342	$56,181

(1)         Adjustment to bring Hawk trademarks intangible to $19,000 purchase price paid.

(2)         To record short term and long term debt related to the acquisition of the Hawk trademarks

(3)         As deemed acceptable by the SEC rules and guidelines, the Company has used the Hawk financials as of October 31, 2013.